Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@columbiamanagement.com

Media contact:	Charles Keller 617-747-0462 charles.r.keller@ampf.com

TRI-CONTINENTAL CORPORATION

HOLDS 83rd ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, April 17, 2013 – Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today held its 83rd Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in accordance with the recommendations of the Corporation’s Board of Directors on each of the two proposals at the Meeting.

Stockholders re-elected two Directors at the Meeting. The re-elected Directors are Messrs. Leroy C. Richie and William F. Truscott. The re-elected Directors’ terms will expire at the Corporation’s 2016 annual meeting of stockholders. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2013.

Important Disclosures:

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by contacting your financial advisor or Columbia Management Investment Services Corp. at 800-345-6611. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation. There is no guarantee that the Corporation’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

The net asset value of the Corporation’s shares may not always correspond to their market price. Shares of closed-end funds frequently trade at a discount from their net asset value. The Corporation’s share price may be adversely affected if the market value of its portfolio securities falls, fails to rise, or fluctuates due to factors affecting a single issuer, sector of the economy, industry or the market as a whole.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Past performance does not guarantee future results.

NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

© 2013 Columbia Management Investment Advisers, LLC. All rights reserved.